COMMISSION FILE NUMBER  1-2257


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check One):

 X Form 10-K    Form 20-F    Form 11-K    Form 10-Q    Form N-SAR    Form N-CSR
---          ---          ---          ---          ---           ---

For Period Ended:  December 31, 2005


Transition Report on Form 10-K
Transition Report on Form 20-F
Transition Report on Form 11-K
Transition Report on Form 10-Q
Transition Report on Form N-SAR

For the Transition Period Ended:________________________


Read Instructions (on back page) Before Preparing Form.  Please Print or Type


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Trans-Lux Corporation
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Full Name of Registrant

Not applicable
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Former Name if Applicable

110 Richards Avenue
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Address of Principal Executive Office (Street and Number)

Norwalk, CT 06856-5090
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City, State and Zip Code


PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [X]   (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III - NARRATIVE



State below in reasonable detail why Form 10-K, 20-F, 11-K, 10-Q, N-SAR,
N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant is unable to timely finalize its report on Form 10-K for the fiscal year ending December 31, 2005. The Registrant has been working diligently to prepare the Form 10-K. However, the Registrant has not been able to finalize the Form 10-K within the prescribed period without unreasonable effort and expense.

(Attach extra sheets if needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


    Angela D. Toppi             203                853-4321
-----------------------   --------------    ---------------------
       (Name)               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                       X  Yes       No
                                                      ---       ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          Yes    X  No
                                                      ---       ---

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             Trans-Lux Corporation
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.




March 31, 2006

                                       By:  /s/ Angela D. Toppi
                                            ----------------------------------
                                            Angela D. Toppi
                                            Executive Vice President
                                            and Chief Financial Officer


INSTRUCTION: The form may be signed by executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

       Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).